Exhibit 10.17

€

December 3, 2008

Jeffrey O’Neill

16 Preakness Dr

Toronto, Ontario M3B351

RE: Employment Confirmation

Dear Mr O’Neill:

I am pleased to confirm our verbal offer extended to you to join Einstein Noah Restaurant Group, Inc. as Chief Executive Officer (CEO) reporting directly to myself as Chairman. We are proud of the outstanding team we have and are confident you will be an exceptional addition. Your biweekly pay will be $17,692.31 (Which is an annual salary of $460,000) and your 2009 target bonus for this position is 100% of your base compensation. Further discussion of bonus is addressed later in this letter. Your start date will be December 3, 2008.

As a regular, full-time employee of Einstein Noah Restaurant Group, Inc., you will be eligible to participate in the employee benefit plans that are offered to similarly situated employees. A description of those benefits plans will be provided to you under separate cover. In particular, you will be eligible for Medical and Dental coverage on the first of the month following your 31st day of employment. As a highly compensated employee, you are not able to participate in our 401(k), but, depending on your age may be eligible for the 401(k) catch up provisions as allowed by the IRS. In addition, you will be eligible to participate in our Non Qualified Compensation Plan subsequent to Board of Director approval. With reference to your vacation benefits, your allowance will be based on the company’s Paid Time Off policy and you will accrue twenty-seven days per year based on your hire date. The specifics of this policy will be explained under separate cover.

In addition to the above mentioned benefits, the Company will also provide you with Company –paid life insurance of $400,000, and Long Term Disability based on your base salary of $460,000. You will also eligible to participate in our Flexible Spending Account, providing you the ability to defer a portion of you health and welfare out of pocket expenses in a pre-tax dollars.

Bonus Potential

As a participant in the Support Center/Field Support Bonus Plan, you will be eligible for a bonus based on 100% of your base salary. The bonus is based on Company EBITDA performance as well as individual performance. As you will not participate in the 2008 plan, you will begin to participate as of January 1, 2009. The bonus plan year is based on our fiscal year and the amount of any bonus is generally paid on or before March 15 of the calendar year following the calendar year to which the bonus relates.

Equity Compensation

The Company will provide the following in terms of equity compensation:

•

100,000 stock options, which will vest equally over three (3) years on the first, second and third anniversaries of the date of grant, provided you are then employed by the Company, and have a life of 10 years. The exercise price will be based on the closing price on your first date of employment, December 3, 2008.

•

Restricted shares with a value of $375,000 will be granted on January 9, 2009. The number of shares to be issued shall be determined by the closing price of the Company’s common stock as of that date. These shares will vest in equal annual installments over a three year period.

•

Additional grants of options and / or restricted shares will be considered on an annual basis, with a minimum of 25,000 options granted per annum for the next three years. Further incentive options or grants will be based in accordance with Company performance.

•	In the event of a change in control, the above mentioned stock options and restricted shares will vest immediately.

Severance

Einstein Noah Restaurant Group will also provide you with one (1) year of salary at your then current rate in the event your employment is separated without cause.

The one year’s salary payable as severance, if terminated without cause (the “Severance Payment”), shall be paid in equal installments on the same date that the Company makes its normal payroll payments in accordance with the Company’s payroll practices in effect for the Executive on December 3, 2008, provided, however, that if the six month delay in payment required by Section 409A applies, the installment payments for the first six months following the date of separation from service shall be withheld and paid on the first pay date that is more than six months following the date of separation from service. The first installment payment of the Severance Payment shall be made on the first pay date that is 30 days or more following the date of separation from service by Executive.

In the event you are terminated for cause, you will not be eligible for said severance payment. Cause is defined but not limited to any violation of Company Code of Conduct/Ethics Policy, Company Policy, Harassment, Theft, Discrimination or other matters contrary to the integrity of the organization.

Relocation

The Company is also providing you with a $70,000 lump sum stipend to assist in your relocation to the Denver area. This stipend will assist you in the cost of the physical household move, real estate closing costs directly related to your purchase of a home in Colorado. In the event you voluntarily leave the organization prior to two years of completed service, 50% of the stipend is to be repaid to the organization within 90 days of your separation date.

The Company has also agreed to reimburse you for your relocation visit for both you and your wife over the November 21, 2008 weekend.

Section 409A Provision

(a) Delay in Payment. Notwithstanding anything contained in this letter to the contrary, if Executive is deemed by the Company at the time of Executive’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which he is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after Executive’s separation from service (or if earlier, his death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to Executive under Section 409A of the Code. Any compensation that would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this provision shall be paid to Executive (or his beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b) Key Definitions. For purposes of this letter, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A of the Code and other applicable guidance.

(c) Amendments. The parties intend that any amounts payable and benefits provided pursuant to this letter and the exercise of authority or discretion by the Company or by Executive (a) shall be eligible for certain regulatory exceptions to the limitations imposed on deferred compensation by Section 409A; or (b) shall comply with the provisions of Section 409A, in both cases so as not to subject Executive to the payment of additional taxes and interest that may be imposed under Section 409A. To the extent that any amount payable or benefit provided to Executive would trigger the additional tax or interest imposed under Section 409A, the Company and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to assume any increased economic burden.

Jeff, the Einstein Noah management team is excited about your joining our company and we look forward to the contributions you will make to our future success. Please acknowledge your acceptance of this offer of employment in the space provided and return a copy to me prior to your start date. You may fax a copy back to Michael Serchia, Vice President of Human resources at 303-275-7253 no later than December 4, 2008.

Again, I welcome you to the Einstein Noah team and look forward to working with you. Congratulations!

Sincerely,

/s/ E. Nelson Heumann
E. Nelson Heumann,
Chairman

I hereby accept the offer as stated above and also acknowledge that I do not have any contractual obligations or non-compete agreements which would inhibit me from performing my duties as C.E.O. of Einstein Noah Restaurant Group, Inc.:

Signature:	/s/ Jeffrey J. O’Neill	Date:
Jeffrey O’Neill

Witness Signature:	/s/ E. Nelson Huemann
	Nelson Huemann	Date: